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EXHIBIT 23.3

CONSENT OF PORTER KEADLE MOORE, LLP CONCERNING THE FINANCIAL
STATEMENTS OF FIRST NATIONAL BANK OF JOHNS CREEK

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We consent to the inclusion in the Registration Statement of Main Street Banks, Inc. of our report dated March 8, 2002 on the balance sheets of First National Bank of Johns Creek as of December 31, 2001 and 2000, and the related statements of operations, changes in stockholders' equity, comprehensive income and cash flows for the years then ended. We also consent to the use of our name as it appears under the caption "Experts".

/s/ Porter Keadle Moore, LLP
Atlanta, Georgia September 4, 2002

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  EXHIBIT 23.3
CONSENT OF PORTER KEADLE MOORE, LLP CONCERNING THE FINANCIAL STATEMENTS OF FIRST NATIONAL BANK OF JOHNS CREEK